Exhibit 99.2

ImClone Systems Incorporated
180 Varick Street New York, NY 10014 Tel: (212) 645-1405 Fax: (212) 645-2054 www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen

(646) 638-5058

EFFICACY RESULTS FROM A RANDOMIZED PHASE II STUDY OF PATIENTS WITH
ADVANCED LUNG CANCER SUPPORT CONTINUED STUDY OF CONCURRENT
CHEMOTHERAPY PLUS ERBITUX® (CETUXIMAB)

Atlanta, GA—June 4, 2006—ImClone Systems Incorporated (NASDAQ: IMCL) today announced findings from a Southwest Oncology Group randomized clinical trial (SWOG-0342) of ERBITUX® (Cetuximab), an IgG1 monoclonal antibody, in non-small cell lung cancer. The large, randomized Phase II trial was designed to select an ERBITUX—chemotherapy regimen for future evaluation and subsequent inclusion in a Phase III trial. This study was presented today in an oral session at the American Society of Clinical Oncology (ASCO) 42nd Annual Meeting by Karen Kelly, M.D., Clinical Director of the Thoracic Oncology Program, University of Colorado Cancer Center.

A total of 225 untreated patients with advanced stage non-small cell lung cancer (NSCLC), both squamous and non-squamous cell, were enrolled in the study and randomized to receive either chemotherapy (paclitaxel plus carboplatin) plus ERBITUX (n=106) or the same doses of chemotherapy followed by ERBITUX (n=119). The primary endpoint of the study was overall survival. The regimen that produced a median survival of at least 10 months would be declared a candidate for further evaluation. Median survival was 10 months in the concurrent ERBITUX treatment arm and 9 months in the consecutive ERBITUX treatment arm. The concurrent regimen of chemotherapy and ERBITUX met the study’s criteria for continued evaluation. Secondary endpoints included response rate, which were 37% and 25% in the concurrent and consecutive treatment arms, respectively, and median progression free survival, which was the same in both treatment groups at 4 months. Response rate to concurrent chemotherapy and ERBITUX is among the highest observed in this treatment setting in a multicenter cooperative group study.

Investigators concluded that no significant differences in efficacy or toxicity were observed between the treatment arms. The serious adverse events (Grade 3/4) observed in the concurrent ERBITUX treatment arm and in the consecutive ERBITUX treatment arm were neutropenia (41%/37%), rash (12%, 5%), febrile neutropenia (4%, 2%), and allergic reaction (5%, 0%) respectively.

ERBITUX’s role in the treatment of NSCLC in combination with chemotherapy, other biologics and with radiation is currently under evaluation in different disease settings. The NCI-sponsored research groups involved, in addition to SWOG, include the Radiation Treatment Oncology Group (RTOG), Cancer and Leukemia Group B (CALGB) and Eastern Cooperative Oncology Group (ECOG).

About ERBITUX® (Cetuximab)

ERBITUX is an IgG1 monoclonal antibody (IgG1 MAb) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). EGFR is part of a signaling pathway that is linked to the growth, development, and survival of many human cancer cells.  In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation, resulting in multiple EGFR-mediated anti-tumor effects. Additionally, as an IgG1 MAb, ERBITUX has been shown in vitro to mediate the recruitment of the body’s immune system defenses to attack cancer cells (antibody-dependent cell-mediated cytotoxicity) in certain human tumor types. While the specific mechanism of ERBITUX’ anti-tumor effect(s) in vivo is unknown, the combination of these processes may contribute to the overall therapeutic effect of ERBITUX.

ERBITUX (Cetuximab), in combination with radiation therapy, is indicated for the treatment of locally or regionally advanced squamous cell carcinoma of the head and neck. ERBITUX as a single agent is indicated for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck for whom prior platinum-based therapy has failed.

ERBITUX is indicated for the treatment of EGFR-expressing, metastatic colorectal carcinoma in combination with irinotecan for patients who are refractory to irinotecan-based chemotherapy, and as a single agent for patients who are intolerant to irinotecan-based therapy. The effectiveness of ERBITUX in EGFR-expressing mCRC cancer is based on objective response rates. Currently, no data are available in mCRC that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX.

For full prescribing information, including boxed WARNINGS regarding infusion reactions and cardiopulmonary arrest, visit http://www.ERBITUX.com.

Important Safety Information

Grade 3/4 infusion reactions, rarely with fatal outcome (<1 in 1000), occurred in approximately 3% (46/1485) of patients receiving ERBITUX (Cetuximab) therapy, characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, hypotension, and/or cardiac arrest. Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy.

Most reactions (90%) were associated with the first infusion of ERBITUX despite the use of prophylactic antihistamines. Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions. A 1-hour observation period is recommended following the ERBITUX infusion. Longer observation periods may be required in patients who experience infusion reactions.

Cardiopulmonary arrest and/or sudden death occurred in 2% (4/208) of patients with squamous cell carcinoma of the head and neck treated with radiation therapy and ERBITUX as compared to none of 212 patients treated with radiotherapy alone. Fatal events occurred within 1 to 43 days after the last ERBITUX treatment. ERBITUX in combination with radiation therapy should be used with caution in patients with known coronary artery disease, congestive heart failure and arrhythmias. Close monitoring of serum electrolytes, including serum magnesium, potassium, and calcium during and after Cetuximab therapy is recommended.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of 774 patients with advanced colorectal cancer (mCRC) receiving ERBITUX. There was one case (n=796) of ILD reported in patients with in head and neck cancer receiving ERBITUX in clinical studies.

In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, and inflammatory and infectious sequelae (eg, blepharitis, cheilitis, cellulitis, cyst) were reported. In 208 patients receiving ERBITUX + RT, acneform rash was reported in 87% (17% severe) as compared to 10% in 212 patients treated with radiation therapy alone (1% severe). In patients receiving ERBITUX alone, 76% (N=103) experienced acneform rash (1% severe). Severe (Grade 3/4) acneform rash was reported in 11% of 774 patients with metastatic colorectal cancer treated with ERBITUX. Sun exposure may exacerbate these effects. A related nail disorder, occurring in 12% (0.4% Grade 3) of patients, was characterized as a paronychial inflammation.

The safety of ERBITUX in combination with radiation therapy and cisplatin has not been established. Death and serious cardiotoxicity were observed in a single-am trial with ERBITUX, delayed, accelerated (concomitant boost) fractionation radiation therapy, and cisplatin (100 mg/m2) conducted in patients with locally advanced squamous cell carcinoma of the head and neck. Two of 21 patients died, one as a result of pneumonia and one of an unknown cause. Four patients discontinued treatment due to adverse events. Two of these discontinuations were due to cardiac events (myocardial infarction in one patient and arrhythmia, diminished cardiac output, and hypotension in the other patient).

The incidence of hypomagnesemia (both overall and severe [NCI CTC Grades 3 & 4]) was increased in patients receiving ERBITUX alone or in combination with chemotherapy as compared to those receiving best supportive care or chemotherapy alone based on ongoing, controlled clinical trials in 244 patients. Approximately one-half of these patients receiving ERBITUX experienced hypomagnesemia and 10-15% experienced severe hypomagnesemia. Electrolyte repletion was necessary in some patients and in severe cases, intravenous replacement was required. Patients receiving ERBITUX therapy should be periodically monitored for hypomagnesemia, and accompanying hypocalcemia and hypokalemia during, and up to 8 weeks following the completion of, ERBITUX therapy

The most serious adverse reactions associated with ERBITUX in combination with radiation therapy in 208 patients with head and neck cancer were infusion reaction (3%), cardiopulmonary arrest (2%), dermatologic toxicity (2.5%), mucositis (6%), radiation dermatitis (3%), confusion (2%), and diarrhea (2%).

The most serious adverse reactions associated with ERBITUX in mCRC clinical trials (N=774) were infusion reaction (3%), dermatologic toxicity (1%), interstitial lung disease (0.4%), fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX with irinotecan, 2% in patients receiving ERBITUX as a single agent) and diarrhea (6% in patients receiving ERBITUX with irinotecan, 0.2% in patients receiving ERBITUX as a single agent).

The overall incidence of late radiation toxicities (any grade) was higher with ERBITUX in combination with radiation therapy compared with radiation therapy alone. The following sites were affected: salivary glands (65%/56%), larynx (52%/36%), subcutaneous tissue (49%/45%), mucous membranes (48%/39%), esophagus (44%/35%), skin (42%/33%), brain (11%/9%), lung (11%/8%), spinal cord (4%/3%), and bone (4%/5%) in the ERBITUX and radiation versus radiation alone arms, respectively.

The incidence of Grade 3 or 4 late radiation toxicities were generally similar between the radiation therapy alone and the ERBITUX plus radiation therapy arms.

The most common adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX in combination with radiation therapy (n=208) versus radiation alone (n=212) were mucositis-stomatitis (93%/94%), acneform rash (87%/10%), radiation dermatitis (86%/90%), weight loss (84%/72%), xerostomia (72%/71%), dysphagia (65%/63%), asthenia (56%/49%), nausea (49%/37%), constipation (35%/30%) and vomiting (29%/23%). The most common adverse events seen in patients receiving ERBITUX as a single agent (N=103) were acneform rash (76%), asthenia (45%), pain (28%), fever (27%) and weight loss (27%). The most common adverse events seen in patients receiving ERBITUX with irinotecan (n=354) or ERBITUX as a single agent (n=420) were acneform rash (88%/90%), asthenia/malaise (73%/48%), diarrhea (72%/25%), nausea (55%/29%), abdominal pain (45%/26%), vomiting (41%/25%), fever (34%/27%), constipation (30%/26%), and headache (14%/26%).

About Lung Cancer

According to the American Cancer Society, nearly 175,000 Americans will be diagnosed with lung cancer this year, accounting for 12% of cancer diagnoses. Additionally, more than 160,000 will die from lung cancer in 2006, and the disease is the most common cancer-related death in men and women. There are two types of lung cancer, non-small cell and small-cell lung cancer. Approximately 87% of all lung cancers are the non-small cell type.(1)

About ImClone Systems

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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(1)             American Cancer Society: Cancer Facts and Figures 2006. http://www.cancer.org/downloads/STT/CAFF2006PWSecured.pdf. Accessed 5/16/06.